                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                (Rule 13d - 102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(B)

                              (Amendment No. 1)(1)

                           AREA BANCSHARES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  03 98 72 106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                     6/30/95
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                                Page 1 of 5 pages
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CUSIP NO. 03 98 72 106          SCHEDULE 13G                   Page 2 of 5 pages

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Carol M. Gatton
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    3,801,114
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     499,095
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,801,114
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               499,095
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,300,209
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          27.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------





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                                  SCHEDULE 13G
                                                               Page 3 of 5 pages


ITEM 1(a). NAME OF ISSUER:

         Area Bancshares Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         230 Frederica Street
         Owensboro, Kentucky 42301

ITEM 2(a). NAME OF PERSON FILING:

         Carol M. Gatton

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         Bill Gatton Chevrolet-Cadillac, Inc.
         1000 W. State Street
         Bristol, Tennessee 37620

ITEM 2(c). CITIZENSHIP:

         United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(e). CUSIP NUMBER:

         03 98 72 106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS:

         Not applicable

ITEM 4. OWNERSHIP AS OF DECEMBER 31, 1998:

         (a) Amount beneficially owned:  4,300,209

         (b) Percent of class:  27.4%

                                                               Page 4 of 5 pages

                                  SCHEDULE 13G


      (c) Number of shares as to which such person has

          (i)   sole power to vote or direct the vote: 3,801,114
                                                       ---------
          (ii)  shared power to vote or direct the vote: 499,095
                                                         -------
          (iii) sole power to dispose or to direct the disposition of: 3,801,114
                                                                       ---------
          (iv)  shared power to dispose or direct the disposition of: 499,095
                                                                      -------
                  ----------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10. CERTIFICATION:

         Not applicable


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                                  SCHEDULE 13G



                                                               Page 5 of 5 pages

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date:       2/11/99
                                               ---------------------------------

                                   Signature:  /s/ C. M. Gatton
                                               ---------------------------------

                                   Name:       C. M. Gatton
                                               ---------------------------------